                                                                    EXHIBIT 11.1

                               ZORAN CORPORATION
                    COMPUTATION OF NET INCOME PER SHARE (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                 -------------------------------  --------------------
                                                                   1993       1994       1995       1995       1996
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Net income.....................................................  $  (7,710) $  (5,235) $     686  $     262  $   2,711
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

Weighted average shares outstanding
  Common Stock.................................................        162        163        447        177      6,913
  Convertible Preferred Stock..................................      1,624      2,027      1,520      2,027     --
  Common stock equivalents calculated by the treasury stock
    method applied to options, stock and warrants issued.......     --         --          1,724        513      1,343
  Cheap Stock (2)..............................................      3,719      3,719      2,481      3,308     --
  Series K Convertible Preferred Stock issued upon the exercise of warrants during the period October 1, 1995 through
    October 23, 1995...........................................        375        375        281        375     --
                                                                 ---------  ---------  ---------  ---------  ---------
Weighted average common shares and equivalents.................      5,880      6,284      6,453      6,400      8,256
                                                                 ---------  ---------  ---------  ---------  ---------
Net income (loss) per share....................................  $   (1.31) $   (0.83) $    0.10  $    0.04  $    0.33
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
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(1) This exhibit should be read in conjunction with "Significant Accounting
    Policies -- Net income (loss) per share" in Note 2 of the Notes to the
    Consolidated Financial Statements.

(2) Cheap stock includes Preferred and Common Stock issued and stock options and warrants granted subsequent to September 30, 1994 pursuant to SAB Topic 4-D.